Exhibit 10.1

CARDINAL FINANCIAL CORPORATION

Executive Employment Agreement

Addendum

Section 5, Change in Control

The first paragraph of Section 5 and Section 5(a), as amended on August 12, 2011, shall be replaced by the following:

“5.                                 Change in Control.  Notwithstanding the terms and conditions set forth in Section 4 of this Agreement, for a period of twelve (12) months following the Effective Date of a Change in Control, if you terminate your employment for Good Reason, then, in lieu of the benefits, if any, to which you would otherwise be entitled under this Agreement, Cardinal shall provide the benefits described in Section 5(a) below.

(a)                                  If you are entitled to benefits pursuant to this Section 5, then, on the 30th day after your termination of employment, Cardinal shall pay you an amount equal to twenty-four (24) months salary in a lump sum, less required and authorized withholdings and deductions, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement.  Additionally, Cardinal will continue your group health and dental insurance benefits for twenty-four (24) months

Notwithstanding the foregoing, to the extent required because you are a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of your termination, the payments described above in this section 5 will commence on the first day of the month following the six-month anniversary of your date of termination, with the first payment to include amounts required to be delayed under this sentence.  Interest shall accrue on the initial payment from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six-month delay described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available.  The exemption is available if amounts payable do not exceed two times the lesser of (a) your annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service.”

Section 5 is further amended by adding the following new subsection (d) as follows:

“(d)                           For the purpose of this Agreement, “Good Reason” means any of the following, provided you give written notice of the Good Reason condition(s) to Cardinal or its successor within ninety (90) days of the initial existence of the condition(s), and Cardinal or its successor has not cured such condition(s) within thirty (30) days of your notice:

i.              A material diminution in:

1.             Your base compensation;

2.             Your authority, duties or responsibilities;

3.             The budget over which you retain authority; or

4.             The authority, duties or responsibilities of the Cardinal (or successor) officer or employee to whom you directly report;

ii.                                       If you reported directly to the CEO of Cardinal prior to the Change in Control, you directly report to a corporate officer who does not report directly to the Board of Directors of Cardinal (or successor);

iii.                                    A material change in the geographic location at which you are required to perform services; or

iv.                                   Any other change to your employment by Cardinal or its successor that would constitute a material breach of this Agreement.”

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Cuneburg

Title:	Chairman and CEO

Date:	March 13, 2012

EMPLOYEE

/s/ Christopher W. Bergstrom
Christopher W. Bergstrom

Date:	March 13, 2012